Filed Pursuant to Rule 433

Registration No. 333-205684

FREE WRITING PROSPECTUS

(To Prospectus dated January 18, 2017)

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Rich Uncles is proud to announce the latest property that we have just placed under purchase contract: a brand-new Harley-Davidson dealership located in the heart of Dallas/Fort Worth, Texas!

Last August, after the successful closing of our California REIT, we launched our National REIT and set our sights on broadening our investment horizons across the United States.

This strategic pending acquisition is located in a top Rich Uncles target investment market (DFW) and represents a new, 15 year lease.

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If you have any questions about our real estate investment trust, or the prospectus, please call us at (855) Rich-Uncles or simply reply to this email.

Sincerely,

Rich Uncles Investor Relations

(855) Rich-Uncles

richuncles.com

Texas Harley-Davidson Poised to Join the Rich Uncles Growing Portfolio of Properties.

Find out more about the business at:

www.texasharley.com

Rich Uncles NNN REIT

In August of last year, on the heels of the successful closing of our California REIT, we launched our National REIT and expanded our investment opportunity across the U.S.

Why we like this deal:

The investment property is a new construction, build-to-suit, Harley-Davidson dealership. This includes a new 15-year absolute triple net (NNN) lease with two 5-year options, commencing upon close of escrow.

Located in the heart of the Dallas/Fort Worth Market, this property has major highway visibility, very strong population density and surrounded by a large number of national retailers.

More Reasons Why We Like This Deal:

The tenant has a proven track record in Texas, and owns multiple Harley-Davidson dealerships throughout the state of Texas.

Texas Harley-Davidson is currently the #1 Harley-Davidson dealership in the state of Texas which includes an on-site riding academy.

The custom building is approximately 70,960 sq ft built on almost a full 6 acres of land. Rich Uncles NNN REIT will own both the buildings and the land.

We hope you are as excited as we are about this new addition to our growing portfolio of properties. We thank you for investing with us and if you haven't yet invested, now is the time!

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